UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

From September 2021 to December 2021, Signing Day Sports, Inc. (the “Company”) conducted a private placement of 27 6% convertible unsecured promissory notes (the “6% Convertible Notes”) due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, the Company issued the 6% Convertible Notes to 27 investors for aggregate loans of $6,305,000. Pursuant to a settlement notice issued to the holders of the 6% Convertible Notes to address possible claims with respect to the increase of the outstanding principal under the 6% Convertible Notes to 110% of the outstanding principal amount, the holders of the 6% Convertible Notes were to be issued a number of shares of common stock upon conversion of the 6% Convertible Notes in the amount that would be applicable as if the principal under the 6% Convertible Notes had been increased to 110% of the outstanding principal. The 6% Convertible Notes carried interest at 6% annually. The 6% Convertible Notes were to mature on October 15, 2024 as to the principal amount of $3,300,000; November 15, 2024 as to the principal amount of $1,205,000; and December 23, 2024 as to the principal amount of $1,800,000, respectively. In the event of the closing of an initial public offering of the Company’s common stock and listing of the common stock for trading on NYSE American LLC (“NYSE American”) or one of certain other securities markets (a “Liquidity Event”), the outstanding principal under the 6% Convertible Notes would automatically convert into shares of common stock at a conversion price equal to 50% of the price of the common stock in an initial public offering or other Liquidity Event, pursuant to the adjustment provisions under the 6% Convertible Notes. Upon automatic conversion, any interest accrued under the 6% Convertible Notes would be waived in accordance with their terms.

From August 2022 to January 2023, the Company conducted a private placement of 15 8% convertible unsecured promissory notes (the “8% Convertible Notes”) with 15 accredited investors under subscription agreements. Pursuant to the agreements, the Company issued the 8% Convertible Notes for aggregate loans of $1,465,000. The 8% Convertible Notes carried interest at 8% annually. The 8% Convertible Notes carried interest at 8% annually. As amended, 8% Convertible Notes were due to mature on August 8, 2025. In the event of a Liquidity Event, the outstanding principal under the 8% Convertible Notes would automatically convert into shares of common stock at a conversion price equal to 50% of the price of the common stock in an initial public offering or other Liquidity Event. Upon automatic conversion, any interest accrued under the 8% Convertible Notes would be waived in accordance with their terms.

In March 2023, April 2023, and May 2023, the Company conducted private placements in which the Company entered into subscription agreements with 11 accredited investors pursuant to which the Company issued 11 8% unsecured promissory notes (the “8% Notes”). The total aggregate principal amount under the 8% Notes was $2,350,000. The 8% Notes carried interest at the annual rate of 8%. The amount outstanding under the 8% Notes was required to be repaid upon the earlier to occur of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurred before the second anniversary of the initial closing date of the applicable private placement, warrants issued with the 8% Notes to purchase a total of 940,000 shares of common stock for $2.50 per share of common stock (the “Automatic Warrants) would be automatically exercised as to the unexercised portion of the Automatic Warrants, the outstanding balance due under the 8% Notes would be deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the Automatic Warrants, and any remaining balance outstanding under the 8% Notes would be required to be repaid in cash. If a Liquidity Event did not occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the 8% Notes would be required to be repaid in cash.

On March 17, 2023, the Company issued a promissory note in the amount of $10,000 to Daniel Nelson (the “Nelson Note”). Mr. Nelson is the Chief Executive Officer, Chairman and director of the Company. The Nelson Note provided for 6% interest and for maturity on March 17, 2024 subject to acceleration upon the Company’s first equity financing, or issuance of any debt convertible into equity, following the date of the issuance of the Nelson Note.

On January 12, 2023, the Company issued a promissory note to John Dorsey in the principal amount of $40,000 (the “Dorsey Note”). The Dorsey Note was payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023. No interest was due under the Dorsey Note. Mr. Dorsey orally waived enforcement of the repayment obligation until the tenth day following the consummation of the Company’s initial public offering.

As previously reported in its Current Report on Form 8-K filed on November 17, 2023 (the “Prior Report”), on November 13, 2023, the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC, as representative of the underwriters named on Schedule 1 thereto (the “Representative”), relating to the Company’s initial public offering (the “Offering”) of 1,200,000 shares of the Company’s common stock (the “IPO Shares”). Pursuant to the Underwriting Agreement, in exchange for the underwriters’ firm commitment to purchase the IPO Shares, the Company agreed, among other things, to sell the IPO Shares to the underwriters at a purchase price (the “Offering Price”) of $4.65 (93% of the public offering price per share of $5.00, after deducting underwriting discounts and commissions and before deducting a 1% non-accountable expense allowance). On November 14, 2023, the Company’s common stock was listed on NYSE American. On November 16, 2023, the closing of the Offering occurred. At the closing, the Company sold the Shares for total gross proceeds of $6,000,000. After deducting underwriting discounts and commissions, the non-accountable expense allowance, and other expenses from the Offering, the Company received net proceeds of approximately $4.8 million. Further information regarding the Underwriting Agreement, the Offering and related matters is included in the Prior Report.

In connection with the closing of the Offering and the listing of the common stock on NYSE American, on November 16, 2023, the balance under each of the 6% Convertible Notes, the 8% Convertible Notes, the 8% Notes, the Nelson Note, and the Dorsey Note became due. As indicated above, the closing of the Offering and the listing of the common stock on NYSE American constituted a Liquidity Event with respect to the 6% Convertible Notes, the 8% Convertible Notes, and the 8% Notes and Automatic Warrants. As a result, on November 16, 2023, the aggregate principal of $6,305,000 outstanding under the 6% Convertible Notes automatically converted into a total of 2,774,200 shares of common stock, based on the conversion price of 50% of the initial public offering price of $5.00 per share, and the interest under the 6% Convertible Notes was waived in accordance with their terms; and the aggregate principal of $1,465,000 outstanding under the 8% Convertible Notes automatically converted into 586,000 shares of common stock, based on the conversion price of 50% of the initial public offering price of $5.00 per share, and the interest under the 8% Convertible Notes was waived in accordance with their terms. All of the Automatic Warrants were automatically exercised in full and the outstanding principal under the 8% Notes was deemed repaid.

328,000 of the shares of common stock issued upon conversion of the 6% Convertible Notes, 200,000 shares of common stock issued upon conversion of the 8% Convertible Notes, and all of the 940,000 shares issued pursuant to the automatic exercise of the Automatic Warrants was registered for resale upon issuance pursuant to the Registration Statement on Form S-1  (File No. 333-271951), as amended, initially filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2023, and declared effective by the SEC on November 13, 2023, and by means of the final prospectus, dated November 13, 2023, filed with the SEC on November 15, 2023 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company expects to promptly repay the balance due under the 8% Notes, which was comprised of unpaid accrued interest of $113,304 as of November 16, 2023.

As of November 16, 2023, the balance due under the Nelson Note was $10,263, and the balance due under the Dorsey Note was $40,000. Each of the amounts due under the Nelson Note and the Dorsey Note was fully repaid as of November 22, 2023.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 2.04 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

On November 16, 2023, the Company issued 2,446,200 shares of common stock upon conversion of the 6% Convertible Notes to the 27 holders of the converted 6% Convertible Notes, pursuant to representations that they were “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and 386,000 shares of common stock upon conversion of the 8% Convertible Notes to the 15 holders of the converted 8% Convertible Notes, pursuant to representations that they were “accredited investors” within the meaning of Rule 501(a) of Regulation D, as a private placement pursuant to and in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D for transactions not involving a public offering.

In addition, on November 16, 2023, the Company issued a total of 10,700 shares of common stock to two vendors pursuant to service provider agreements with such vendors. Pursuant to the service provider agreements, the number of shares of common stock to be issued was required to be equal to the number of shares derived by dividing the total value of services of $53,500 by the price per share of the final offering price in the initial public offering if the offering was completed by November 15, 2023, otherwise the number of shares derived by dividing $53,500 by the Fair Market Value, as defined by the service provider agreements. The shares were required to be issued within seven days after the date on which the initial public offering was completed, or if the initial public offering was not completed by November 15, 2023, then on November 16, 2023. As the final price of the initial public offering was determined to be $5.00 per share on November 13, 2023, the Company determined that the initial public offering had been completed as of November 15, 2023 for purposes of such service provider agreements. The shares of common stock were issued in exchange for services and no cash payments. The issuance was conducted as a private placement pursuant to and in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D for transactions not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2023	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

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